UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number: 33-07878-A

                           GS FINANCIAL SERVICES, INC.


             (Exact name of registrant as specified in its charter)

                               37 Shepherd Street
                                 London W1J 4LH
                                 United Kingdom
              ----------------------------------------------------
    (Address, including zip code of registrant's principal executive offices)

                                  Common Stock
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
               ---------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                  15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [_]             Rule 12h-3(b)(1)(i)        [_]
Rule 12g-4(a)(1)(ii)       [-]             Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [_]             Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]             Rule 12g-3(b)(2)(ii)       [_]
                                           Rule 15d-6                 [X]


Pursuant to the requirements of the Securities Exchange Act of 1934 Cyberfast Systems, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


Date: January 26,  2005

                              /s/ Ronald Cole, Jr.
                         -------------------------------------------
                         Ronald Cole, Jr., President